Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Prospectus Summary—Overview,” “Risk Factors—Risks Related to Liquidity and Capital Resources, ” and “Experts” in the Registration Statement (Form S-3) and related Prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries for the registration of 2,973,485 shares of its common stock and to the incorporation by reference therein of our reports dated July 1, 2011, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended April 30, 2011, filed with the Securities and Exchange Commission.

                                /s/  Ernst & Young LLP

Orange County, California

November 10, 2011